Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-155381) of our report dated February 23, 2009, relating to the consolidated financial statements of Merrill Lynch & Co., Inc. (which report expresses an unqualified opinion on those financial statements, and includes explanatory paragraphs regarding (1) the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” and (2) Merrill Lynch becoming a wholly-owned subsidiary of Bank of America Corporation on January 1, 2009), appearing as an exhibit to the Bank of America Corporation Current Report on Form 8-K filed on February 25, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/  Deloitte & Touche LLP

New York, New York

May 4, 2009